Exhibit 99.1

The Middleby Corporation Reports Third Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--November 5, 2013--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing and residential kitchen equipment industries, today reported net sales and earnings for the third quarter ended September 28, 2013. Net earnings for the third quarter were $40,942,000 or $2.18 per share on net sales of $360,013,000 as compared to the prior year third quarter net earnings of $29,769,000 or $1.60 per share on net sales of $257,699,000.

2013 Third Quarter Financial Highlights

  Net sales increased 39.7% in the third quarter of 2013 as compared to the prior year third quarter. Sales from acquisitions amounted to $71.8 million or 27.9% during the quarter. Excluding the impact of acquisitions, sales increased 11.8% during the third quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased 16.2% in the third quarter of 2013 as compared to the prior year third quarter. During fiscal 2012, the company completed the acquisition of Nieco. Excluding the impact of this acquisition, net sales increased by 11.7%.
  Net sales at the company’s Food Processing Equipment Group increased 20.5% in the third quarter of 2013 as compared to the prior year third quarter. During fiscal 2012, the company completed the acquisition of Stewart Systems. Excluding the impact of this acquisition, net sales increased by 12.2% in the third quarter.
  Net sales at the company’s Residential Kitchen Equipment Group, which was established on December 31, 2012 in conjunction with the acquisition of Viking, were $58.0 million.
  Gross profit increased to $141.4 million in the third quarter of 2013 from $100.4 million in the prior year third quarter, reflecting impact of higher sales volumes. The gross margin rate increased from 39.0% in the third quarter of 2012 to 39.3% in the third quarter of 2013. Increased margins at the commercial foodservice segment offset lower margins of newly acquired food processing and Viking businesses.
  Operating income increased 42.4% to $67.5 million in the third quarter of 2013 from $47.4 million in the prior year third quarter.
  Non-cash expenses included in operating income increased to $11.9 million in the third quarter of 2013 as compared to $9.7 million in the prior year third quarter. Non-cash expenses during the 2013 third quarter were comprised of $4.2 million of depreciation, $4.7 million of intangible amortization and $3.0 million of non-cash share based compensation.
  Total debt at the end of the 2013 third quarter was reduced to $537.4 million as compared to $618.0 million at the end of the second quarter, as cash generated from operations were utilized to repay debt. The company’s debt is financed primarily under its $1 billion senior revolving credit facility, which expires in August 2017.

Selim A. Bassoul, Chairman and Chief Executive Officer, commented, “In the third quarter, at our Commercial Foodservice Equipment Group, we realized continued growth with chain restaurant customers adopting our new innovative technologies resulting in improvements in the efficiency of restaurant operations. We also continued to realize growth in international markets as our customers expand restaurant operations in emerging markets.”

Mr. Bassoul continued, “We also continued to realize revenue growth at our Food Processing Equipment Group as food processors continue to expand and modernize existing plant operations through investments in new equipment innovations. We also continue to develop new business opportunities with customers developing processing operations in emerging markets due to increasing demand for pre-cooked and pre-processed foods. In the fourth quarter of 2012 we realized sales growth of 30% due to certain large orders, and as a result will have a challenging 2013 fourth quarter comparison. However, we remain positive on the overall trends and prospects of this segment of our business.”

Mr. Bassoul further commented, “At Viking, we continued to make progress on our integration initiatives. This is reflected in our continued improvement in EBITDA margins, which increased to over 18% in the third quarter and remain on track with our established profitability targets.”

“At Viking, we made significant progress with initiatives related to changes in distribution and new product development. In conjunction with these efforts, we continued to integrate several former U.S. distributors into the Viking organization. Now over 50% of the domestic revenues are managed through Viking owned distribution. These distribution changes will allow us to control and enhance critical aspects of the sales, marketing and customer support processes. We expect to complete our reorganization of the domestic distribution channels in the upcoming quarters,” said Mr. Bassoul. “We are also very excited about the significant pipeline of new Viking products and product enhancements scheduled for introduction in the fourth quarter. This includes a complete new lineup of ranges, cooktops, built-in refrigeration and ventilation.”

Mr. Bassoul concluded, “We were also very pleased to recently announce the acquisition of Celfrost to add to our portfolio of Commercial Foodservice Equipment brands. With this acquisition, Middleby further strengthens its presence in the fast growing market of India and expands product offerings in India to include complementary cold side products alongside our cooking and warming brands. Celfrost has an extensive marketing and service network in India, including 15 brand centers that we will strategically leverage to support Middleby’s entire portfolio of commercial foodservice equipment brands in the market.”

Conference Call

A conference call will be held at 9:00 a.m. Central time on Wednesday, November 6, 2013 and can be accessed by dialing (877) 303-6993 and providing conference code 93864716# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately 2 hours after its completion and can be accessed by calling (855) 859-2056 and providing code 93864716#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter Hoffmann®, Celfrost®, CookTek®, CTX®, Doyon®, FriFri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions® (formerly Turkington), Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment® and RapidPak®. The Middleby Corporation has been recognized by Forbes as one of the Best Small Companies every year since 2005, most recently in October 2011.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	3rd Qtr, 2013	3rd Qtr, 2012	3rd Qtr, 2013	3rd Qtr, 2012
Net sales	$360,013	$257,699	$1,051,265	$746,562
Cost of sales	218,575	157,254	651,985	456,818

Gross profit	141,438	100,445	399,280	289,744

Selling & distribution expenses	41,769	25,965	116,559	79,414
General & administrative expenses	32,181	27,051	112,713	80,903

Income from operations	67,488	47,429	170,008	129,427

Interest expense and deferred
financing amortization, net	4,249	2,988	11,729	7,046
Other expense, net	1,394	2,765	1,998	3,652

Earnings before income taxes	61,845	41,676	156,281	118,729

Provision for income taxes	20,903	11,907	52,274	35,820

Net earnings	$40,942	$29,769	$104,007	$82,909

Net earnings per share:

Basic	$2.19	$1.63	$5.60	$4.55

Diluted	$2.18	$1.60	$5.58	$4.47

Weighted average number shares:

Basic	18,726	18,296	18,569	18,237

Diluted	18,742	18,580	18,655	18,539

Comprehensive income	$47,123	$35,956	$103,375	$87,642

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Sep 28, 2013	Dec 29, 2012
ASSETS

Cash and cash equivalents	$29,355	$34,366
Accounts receivable, net	195,477	162,230
Inventories, net	209,758	153,490
Prepaid expenses and other	31,832	19,151
Prepaid taxes	3,323	-
Current deferred tax assets	44,403	43,365
Total current assets	514,148	412,602

Property, plant and equipment, net	117,739	63,886

Goodwill	635,718	526,011
Other intangibles	419,951	233,341
Other assets	12,932	8,440

Total assets	$1,700,488	$1,244,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$778	$1,850
Accounts payable	94,557	69,653
Accrued expenses	187,198	170,932
Total current liabilities	282,533	242,435

Long-term debt	536,608	258,220
Long-term deferred tax liability	45,065	44,838
Other non-current liabilities	54,779	48,760

Stockholders’ equity	781,503	650,027

Total liabilities and stockholders’ equity	$1,700,488	$1,244,280

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations
(847) 429-7756
or
Tim FitzGerald, Chief Financial Officer
(847) 429-7744